                                                                      EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE

Weighted average common shares, net dilutive effect of stock options and conversion of preferred stock for all years are adjusted for 10% stock dividend declared December 21, 1995.

Primary earnings per common share is computed as follows:

                                                   1995         1994         1993
                                                ------------------------------------
Weighted average common shares outstanding       3,802,678    3,716,702    3,661,600
Net effect of dilutive stock options at
  average market price                              52,571       62,411       32,033
                                                ------------------------------------
Total shares                                     3,855,249    3,779,113    3,693,633
                                                ====================================
Net income (in thousands)                       $    6,965   $    3,264   $    4,986
Less preferred stock dividends declared                414          415          497
Net income applicable to common stock           $    6,551   $    2,849   $    4,489
                                                ====================================
Per common share amount                              $1.70        $0.75        $1.22
                                                ====================================

Fully diluted earnings per common share is computed as follows:

                                                        1995          1994           1993
                                                     ---------------------------------------
Weighted average common shares outstanding            3,802,678    3,716,702       3,661,600
Net effect of dilutive stock options                     66,155       73,270          45,511
Assumed conversion of series B, preferred stock         441,081      441,081         443,860
                                                     ---------------------------------------
Total shares                                          4,309,914    4,231,053       4,150,971
                                                     =======================================
Net income (in thousands)                            $    6,965   $    3,264      $    4,986
Less preferred stock dividends declared                                                   81
                                                     ---------------------------------------
Net income applicable to common stock                $    6,965   $    3,264      $    4,905
                                                     =======================================
Per common share amount                                   $1.62         $.75(1)        $1.18
                                                     =======================================

(1) ABA Opinion 15 states that when there are antidilutive effects of common stock equivalents, such effect should not be reported. Therefore, fully diluted earnings (loss) per share for 1994 is $.75. These are the same as primary earnings (loss) per share of $.75.